Exhibit 99.1

Press Release

O2Diesel appoint a new Chairman and two new Directors

NEWARK, DE, June 6th, 2005— O2Diesel Corp. (AMEX: OTD), announces that it has elected three new directors, Arthur Meyer who was appointed Chairman, E. Holt Williams and Jeffrey Cornish.

Prior to his appointment, Arthur E. Meyer has served as the Executive Vice President and Vice Chairman of the Board of Mohawk Oil Company Canada Limited until its sale to Husky Oil Co. Ltd. In addition, he served as Vice President and Director of Canyon Springs Water Co. Mr. Meyer has a long history working in the petroleum industry, including the areas of oil refining, product development, distribution and marketing. Mr. Meyer has been a member of the board of directors of several oil companies in Canada, and has served on the boards of directors of a number of universities and other organizations, including the University of Calgary, Northern Alberta Institute of Technology, Consulting Engineers of Canada, National Biotechnology Committee, Aventura Energy and the FBC Foundation of Calgary. Mr. Meyer holds a degree in Mechanical Engineering from the University of Saskatchewan.

E. Holt Williams has served as the Chairman, Chief Executive Officer and also as the Chief Financial Officer for Coastal Equipment Inc. for over 27 years. He headed both the domestic and foreign operations of the company, which were centered in the Gulf States of the US and in Asia. Prior to entering the private sector, Mr. Williams practiced as a certified public accountant with an international accounting firm. He has also been active in buying and selling real estate in Houston, Texas. Mr. Williams is a member of and has served in various capacities on a number of professional, charitable and civic groups such as U.S. Chamber of Commerce; Singapore American Chamber of Commerce; Houston Foreign Affairs Group; Georgetown University McDonough School of Business and various other civic, school and church related organizations.

Jeffrey Cornish is President of Performance Logistics Group, the second largest transporter of new cars in the United States. Previously Mr. Cornish was Senior Vice President-Finance, Chief Financial Officer & Chief Information Officer of Pilot Travel Centers LLC, a national petroleum retailer and restaurant franchisee with operations in 38 states. Prior to working with Pilot, Mr. Cornish served in several senior positions as an executive and consultant including, Director of Strategic Consulting Services at Coopers and Lybrand in Orlando , FL, and in a Senior Financial Management position at General Mills Restaurants. Mr. Cornish is a CPA and CMA, and holds a BS in accounting form Pennsylvania State University and an MBA from Indiana University.

Mr. Williams and Mr. Cornish each have been elected to the Company’s audit committee. The Board has determined that Mr. Williams is a financial expert as defined in the Securities and Exchange Commission rules.

“These appointments are great news for O2Diesel” stated Alan Rae “Finding Directors with the relevant expertise and experience has been a challenge but now that we have Art, Holt and Jeff on board I am confident that they will make a huge contribution in driving O2Diesel forward, and we are very pleased to welcome them to the team.”

Meyer said “I am looking forward to the opportunity to be involved with O2Diesel as it develops its commercial expansion at the forefront of the rapid and globally expanding bio and clean fuels industry. I look forward to helping the team realize the undoubted growth potential for O2Diesel.”

More about O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX: OTD) and its U.S. subsidiary, O2Diesel, Inc., are pioneers in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Media Contact:
Jeff Davis
+1 (619) 233-3030
pr@o2diesel.comSOURCE: O2Diesel Corporation
mailto:pr@o2diesel.com